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                        EMPLOYMENT AGREEMENT

This document constitutes an Employment Agreement (hereafter the "Agreement") dated May 1, 1996 (hereafter "Date of this Agreement"), by and between Visual Information Service Corp., and Illinois corporation (hereafter "Company"), and DAVID ROSEN (hereafter the "Employee").

INTRODUCTION

The Employee has extensive experience in business-development, marketing, management and was, previously, a consultant to many leading corporations and, prior to that, a senior executive at Commodore International.

Through the period of January 17, 1996 through May 1, 1996, the Employee was a provisional employee to the Company and prepared the Company Business Plan and performed all other assigned tasks in a fully satisfactory manner. The Company wishes to secure the Employee's talents and services, and Employee wishes to provide them to the Company.

This Employment Agreement incorporates and supersedes the initial Agreement signed January 17, 1996.

Now therefore, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

1.  EMPLOYMENT AND TERM:

    1.1 The terms of this Agreement shall be for two (2) years (hereinafter "Term of this Agreement"), commencing on the Date of this Agreement. Company hereby agrees to employ Employee, and Employee hereby accepts such employment for the Term of this Agreement.

    1.2 This Agreement may be terminated prior to the end of the Term of this Agreement only as provided in the below Sections 6 and 7 of this Agreement.

2.  PERFORMANCE AND SCOPE:

    2.1 During the Term of this Agreement, unless otherwise mutually agreed to in writing by Employee and Company, Employee agrees to devote his full time and best efforts in the discharge of his duties on behalf of Company.

    2.2 During the Term of this Agreement, Employee will, at a minimum, serve as Vice President.

    2.3 During the Term of this Agreement, Employee will report to the Chief Executive Officer (CEO).

    2.4 During the Term of this Agreement, Employee will be responsible for all related operations of the company and other efforts relating to fulfilling the Company's overall business mission. Employee shall perform all such other duties as may be assigned to him by the CEO which are consistent with Employee's stature, position and experience.

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3.   CASH & OTHER COMPENSATION

    3.1 Effective as of the Date of this Agreement, Company shall provide Employee with an initial base cash salary of sixty-five hundred U.S. dollars ($6,500) per month. Payment will be made twice per month on the 1st and 15th of each and every month during the Term of this Agreement. The initial base cash salary will be effective for twelve (12) months.

    3.2 Company has agreed to increase this base cash salary as Company secures an additional round(s) of financing; with the additional financing, the base salary will increase to ten thousand U.S. dollars ($10,000) per month. At such time, payment will be made twice per month on the first
    (1st) and fifteenth (15th) day of each and every month during the Term of this Agreement.

    3.3 Employee's base cash salary compensation level will be reviewed at least annually during the Term of this Agreement and be increased at a rate no less than five percent (5%) effective upon the first (1st) day of the thirteenth (13th) and twenty-fifth (25th) months of employment, as measured from the Date of this Agreement.

    3.4 Employee will be entitled to participate in any Company cash, stock incentive or bonus plans provided to Executives, Officers, or Directors of the Company.

4.  EQUITY INCENTIVES

    4.1 In consideration for services to be provided by Employee during the Term of this Agreement, Company will provide Employee with fully vested common stock options at a par value of $0.625 per option on a fully diluted basis (as defined in Section 5 below), as provided for in Sections 4.2, 4.3 and 4.4 below.

    Note that Sections 6 and 7 below cover arrangements regarding stock option incentives in event of early termination of Employee's services or this Agreement.

    4.2 Effective as of the Date of this Agreement, Company will initially grant to Employee an incentive stock option (hereinafter "ISO") at a par value of $0.625 per option on a fully diluted basis. This initial ISO grant shall consist of an option to purchase two hundred and fifty thousand (250,000) fully diluted shares of Company's common stock.

    Vesting of this ISO shall be as follows:
              - At Date of this Agreement:                    25,000 shares
              - At end of first year (January 30, 1997):     100,000 shares
              - At end of second year (January 30, 1998):    125,000 shares

    4.3 If in the case that Company is acquired or sold during the period of the Term of this Agreement, any and all options will be fully vested at time of such acquisition or sale.

    4.4 The exercise period during which Employee may exercise his rights regarding all ISOs granted to Employee under the Term of this Agreements shall

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    extend for a minimum of 90 days after expiration or termination of this Agreement, without regard to the reason for expiration or termination of this agreement, except as my be otherwise noted in Sections 6.1 and 6.2 below.

5. TERMINATION

    5.1 COMPANY TERMINATION FOR JUST CAUSE: The Company may only terminate the employment of Employee for just cause limited only to nonperformance of duties as defined in Section 2 (above) or for proven malfeasance.

    If Employee is terminated for just cause, Employee will be compensated at Employee's then-current rate of base cash compensation up to the date of termination, plus accrued vacation or other vested benefits, if any, in accordance with Company policy.

    In the event of termination for just cause, Employee will have ninety (90) days from the date of termination to exercise any vested stock options as of the date of termination. Employee will not be entitled to any further benefits under this Agreement following the date of termination.

    5.2 COMPANY TERMINATION FOR OTHER THAN JUST CAUSE: If Company terminates the employment of Employee for any reason other than just cause, Employee will be entitled to the following:

         5.2.1 Six (6) months current base cash salary and full benefits after leaving Company's employment, provided the company continues to operate as an independent entity;
         No stock option exercise period;

    5.3 EMPLOYEE VOLUNTARY TERMINATION: Employee may terminate his employment at any time by providing one (1) month advance notice in writing. In the event of voluntary termination, Employee will be entitled to the compensation arrangements set forth in Section 5.1 (above), unless such termination in connection with the relocation of the Company, the acquisition or sale of the Company, or disability or death (see Sections 5.4, 5.5, and 7.3 below).

    5.4 TERMINATION DUE TO COMPANY RELOCATION: If Company relocates the facilities where Employee normally reports to work outside of a fifty (50) mile driving distance from the Company offices as of the Date of this Agreement, at any time during the Term of this Agreement, Employee may elect to terminate employment and will be entitled to financial compensation arrangements set forth in Section 5.1 and the stock compensation set forth in Section 5.2 and 5.3. Section 5.2 has no such compensation.

    5.5 TERMINATION DUE TO DISABILITY OR DEATH: In the event of forced termination of Employee's services under this Agreement due to disability or death, Employee or Employee's estate will be entitled to the stock compensation arrangement set forth in Sections 4.2 and 7.2. There is no
    Section 7.2.

6.   RELOCATION AND OTHER EXPENSES

    6.1 During the Term of this Agreement, Employee will conduct all necessary business activities from his current residence(s) in San Francisco, CA, and/or

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    New York, NY. Employee will make himself available for regular, periodic visits to Company headquarters in Chicago, IL, as required by the Company.

    6.2 If, during the Term of this Agreement, it becomes necessary for Employee to relocate to Chicago, he will do so upon receipt of a written request from the Company.

    6.3 Company agrees to pay for all covered expenses required to move Employee (and family that resides with employee, if necessary) from his present residence in San Francisco to within a 50 mile radium of Company's current offices in Chicago. Covered relocation expenses which will be paid by Company are as follows:

        6.3.1 Company shall pay all expenses necessary to professionally move Employee's personal belongings from his present dwelling place to dwelling place in Chicago, IL.

        6.3.2 Company shall pay all expenses necessary to professionally transport Employee from his present dwelling to a new dwelling in Chicago; choice of transport shall be at Employee's discretion.

        6.3.3 Upon arrival of Employee in Chicago, Company shall provide Employee with temporary housing and all associated services, at Company's expense, which shall be agreeable to Employee, for a period of up to three (3) months. If necessary, Company shall pay for the professional storage and handling of Employee's personal belongings for a period of up to six (6) months.

       6.3.4 Providing that Employee shall purchase a home, cooperative or condominium dwelling within a fifty (50) mile radius of Company's current offices in Chicago within one (1) year from the date of relocation, Company shall pay for up to ten thousand dollars ($10,000) of Employee's closing costs, loan origination fees, points, miscellaneous fees and the like, associated with Employee's purchase of a dwelling.

7. NON-COMPETITION & CONFIDENTIAL INFORMATION:

    Employee shall execute the Company's standard agreement regarding non-competition and the protection of the Company's confidential information which shall survive the termination of this Agreement for a period of one (1) year.

8.  ENTIRE AGREEMENT, AMENDMENT:

    The Agreement constitutes the entire agreement between the parties pertaining to the subject matter and supersedes all prior agreements, representations and understandings of the parties hereto with respect to the subject matter hereof. This Agreement may be supplemented, modified or amended only by a written instrument executed by each of the parties hereto.


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IN WITNESS WHEREOF, the parties have executed this Agreement on the date below written.

Effective Date : Jan. 7 1996                Effective Date: Jan 7, 1996
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/s/ David Rosen                             /s/ William H Buck
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David Rosen                                 William Buck, CEO
345 Union Street                            Visual Information Service Corp.
San Francisco, CA, 94133                    111 North Canal Street
                                            Chicago, IL 60606